UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

Carnival Corporation	Carnival plc
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Republic of Panama	England and Wales
(State or other jurisdiction of incorporation)	(State or other jurisdiction of incorporation)

59-1562976	98-0357772
I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3655 N.W. 87th Avenue Miami, Florida 33178-2428	Carnival House, 100 Harbour Parade, Southampton SO15 1ST, United Kingdom
(Address of principal executive offices) (Zip code)	(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
1.125% Senior Notes due 2019	New York Stock Exchange LLC
1.875% Senior Notes due 2022	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-202619 and 333-202619-01

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Carnival Corporation (the “Company”) and Carnival plc (“Carnival plc” and, together with the Company, the “Registrants”) have filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus supplement dated October 30, 2015 (the “Prospectus Supplement”) to a prospectus dated March 9, 2015 contained in the Registrants’ effective Registration Statement on Form S-3 (Registration Nos. 333-202619 and 333-202619-01) (the “Registration Statement”), which Registration Statement was filed with the Commission on March 9, 2015 (the “Prospectus”). The Prospectus Supplement relates to the €700 million aggregate principal amount of senior unsecured 1.125% notes due 2019 (the “2019 Notes”) and €550 million aggregate principal amount of senior unsecured 1.875% notes due 2022 (the “2022 Notes” and, together with the 2019 Notes, the “Notes”) issued by the Company and guaranteed by Carnival plc. The Registrants incorporate by reference the Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1.	Description of Registrant’s Securities to be Registered

The information required by this item is incorporated by reference to the information contained in the sections captioned “Description of the Notes” in the Prospectus Supplement and “Description of Debt Securities of Carnival Corporation” in the Prospectus.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of November 6, 2015, by and among Carnival Corporation, Carnival plc and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrants’ Current Report on Form 8-K dated November 6, 2015 and filed with the Commission on November 6, 2015).

4.2	First Supplemental Indenture, dated as of November 6, 2015, by and among Carnival Corporation, Carnival plc and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrants’ Current Report on Form 8-K dated November 6, 2015 and filed with the Commission on November 6, 2015).

4.3	Form of 1.125% Note due 2019 (incorporated by reference to Exhibit 4.3 to the Registrants’ Current Report on Form 8-K dated November 6, 2015 and filed with the Commission on November 6, 2015).

4.4	Form of 1.875% Note due 2022 (incorporated by reference to Exhibit 4.4 to the Registrants’ Current Report on Form 8-K dated November 6, 2015 and filed with the Commission on November 6, 2015).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carnival Corporation		Carnival plc

By:	/s/ Arnaldo Perez	By:	/s/ Arnaldo Perez
Name:	Arnaldo Perez	Name:	Arnaldo Perez
Title:	General Counsel & Secretary	Title:	General Counsel & Company Secretary

Date:	November 9, 2015	Date:	November 9, 2015